Exhibit 10.8

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 23rd day of November 2010 (the “Effective Date”) by and between Wage Works, Inc., a Delaware corporation (the “Corporation”), and Joseph L. Jackson (“Executive”).

WHEREAS, Executive previously entered into an employment agreement with the Corporation dated February 12, 2007 which was subsequently amended on June 1, 2007 and again on January 28, 2008. On July 1, 2008, the Corporation and the Executive entered into an amended and restated employment agreement which agreement was further amended on February 12, 2009 and February 12, 2010. The original employment agreement, the amended and restated employment agreement and any and all amendments thereto are collectively referred to as the “Original Employment Agreement”.

WHEREAS, the Corporation and Executive now desire to amend and restate the terms and conditions of the Original Employment Agreement in order to consolidate the prior changes.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree hereto as follows:

PART ONE - DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Board means the Corporation’s Board of Directors.

Change in Control means the occurrence of any of the following events:

(i) Change in Ownership of the Corporation. A change in the ownership of the Corporation which occurs on the date that any one person, or a related group of persons (as such term is used in Section 13(d) and 14(d) of the Securities and Exchange Act, as amended) (‘Person”) acquires, directly or indirectly ownership of the stock of the Corporation that, together with the stock held by such Person or group, constitutes more than 50% of the total voting power of the stock of the Corporation, except that any change in the ownership of the stock of the Corporation (a) as a result of a private financing of the Corporation that is approved by the Board or (b) as a result of acquisition of ownership of additional stock by a shareholder of the Corporation that beneficially owns at least two percent (2%) of the outstanding stock as of the date of this Agreement, will not be considered a Change in Control; or

(ii) Change in Effective Control of the Corporation. If the Corporation has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Corporation which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Corporation, the acquisition of additional control of the Corporation by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Corporation’s Assets. A change in the ownership of a substantial portion of the Corporation’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the fair market value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Corporation’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

Change in Control Severance Benefits means the various payments and benefits to which Executive may become entitled under Paragraph 15 of Part Four of this Agreement.

Change in Control Severance Period means the period commencing with the Corporation’s execution of the definitive agreement for a Change in Control transaction and continuing until the earlier of (i) the termination of such definitive agreement without the consummation of the contemplated Change in Control or (ii) the end of the twenty-four (24)-month period measured from the closing date of that Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Corporation’s common stock.

Employment Period is defined in Paragraph 2 of Part Two of this Agreement.

Incapacity means the inability of Executive, by reason of any injury or illness, to properly perform his normal duties and responsibilities under this Agreement for a period of more than one hundred eighty (180) days.

Involuntary Termination means (i) the Corporation’s termination of Executive’s employment for any reason other than a Termination for Cause or (ii) Executive’s voluntary resignation within ninety (90) days following (A) a material reduction in his base salary, with a reduction of fifteen percent (15%) or more to be deemed material for such purpose, (B) a material relocation of his principal place of employment, with a relocation that is more than fifty (50) miles from the location of his principal office in San Mateo, California to be deemed material for such purpose, (C) a material breach by the Corporation of any of its obligations under this Agreement, or (D) a material reduction in his job duties; provided, however, that none of the events specified in this clause (ii) shall constitute grounds for an Involuntary Termination unless Executive first provides written notice to the Corporation describing the applicable event within thirty (30) days following the occurrence of that event and the Corporation fails to cure such event within thirty (30) days after receipt of such written notice.

An Involuntary Termination shall include the termination of Executive’s employment by reason of death or Incapacity.

Option means any option granted to Executive under the Plan or otherwise to purchase shares of Common Stock.

Plan means (i) the Corporation’s 2000 Stock Option/Stock Issuance Plan, (ii) the Corporation’s 2010 Equity Incentive Plan, and (ii) any successor stock incentive plan subsequently implemented by the Corporation.

Section 409A means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

Termination for Cause means the termination of Executive’s employment due to (i) the commission of any act of fraud, embezzlement or dishonesty by Executive or his conviction of a felony, (ii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Corporation (or any parent or subsidiary), (iii) any other misconduct by Executive adversely affecting the business or affairs of the Corporation in a material manner, (iv) Executive’s failure to cure any breach of his obligations under this Agreement or his Proprietary Information and Inventions Agreement with the Corporation after written notice of such breach from the Corporation and a reasonable cure period of at least thirty (30) days or (v) Executive’s breach of any of his fiduciary duties as an officer or director of the Corporation. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of Executive or any other individual in the service of the Corporation (or any parent or subsidiary), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement unless otherwise described above.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. Executive shall serve as the Chief Executive Officer of the Corporation and shall in such capacity report directly to the Board. As Chief Executive Officer of the Corporation, Executive shall devote his full business time and attention to the business and affairs of the Corporation during the Employment Period. Executive shall not engage in any other business, job or consulting activity during the Employment Period without the written permission of the Corporation.

B. Executive’s principal place of employment shall be the Corporation’s principal offices in San Mateo, California, but Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

C. Executive shall continue to remain subject to the terms and conditions of his Proprietary Information and Inventions Agreement with the Corporation dated February 13, 2007 throughout the Employment Period and thereafter, in accordance with its terms. A copy of such agreement is attached hereto as Exhibit A.

2. Employment Period. Executive’s employment with the Corporation pursuant to this Agreement shall be “at will,” and either the Corporation or Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 10. The period during which Executive is in fact employed by the Corporation pursuant to this Agreement shall constitute the “Employment Period” hereunder.

3. Cash Compensation.

A. Executive shall be paid a base salary at the annualized rate of Four Hundred Thousand Dollars ($400,000.00). Such rate shall be subject to annual review by the Board and may be adjusted in the Board’s discretion. Base salary shall be paid at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees.

B. For each fiscal year of the Corporation during the Employment Period, Executive shall be eligible to receive a cash bonus in a dollar amount determined by the Board, but the target for such bonus shall not be less than fifty percent (50%) of base salary received during the fiscal year. The actual bonus payable for each fiscal year will depend upon Executive’s performance and the extent to which Executive has achieved the performance goals established for the Corporation for that year. Any bonus awarded to Executive shall be paid by the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.

C. The Corporation shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Corporation under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation. The Board has approved, and the Corporation has granted, the following stock options to Executive to purchase shares of the Company’s Common Stock (“Regular Options”):

2/26/2007	NQSO	$4.24	1,200,000	(canceled	)
2/7/2008	NQSO	$4.14	100,000	—
5/25/2007	NQSO	$4.71	1,350,000	—
5/7/2009	NQSO	$3.07	200,000	—
5/6/2010	NQSO	$2.66	375,000	—

In addition, the Board has approved, and the Corporation has granted the following performance-based stock option to Executive to purchase shares of the Company’s Common Stock (“Performance Option”)

5/6/2010	NQSO	$2.66	375,000
11/4/2010	NQSO	$3.09	300,000

The Performance Option vests upon achievement of certain performance milestones, as described in the stock option agreement; provided, however, that in the event of a Change in Control, one hundred percent (100%) of the shares subject to the Performance Option will immediately vest and become exercisable immediately prior to the closing of such Change in Control.

The terms of the Regular Options and the Performance Option (together, the “Options”) are set forth in the respective stock option agreements between Executive and the Corporation and are subject to the terms and conditions of the respective stock plans. The Board will periodically review Executive’s overall compensation and may, in its sole discretion, make one or more additional option grants to Executive during the Employment Period.

5. Expense Reimbursement. In addition to the compensation specified in Paragraph 3, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Corporation for all business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes the Corporation with vouchers, receipts and other details of such expenses in the form required by the Corporation sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities (“Supporting Documentation”). Executive must submit the Supporting Documentation for each such expense within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Corporation will reimburse Executive for that expense within thirty (30) days thereafter. In no event will any such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.

6. Fringe Benefits. Executive shall, throughout the Employment Period, be eligible to participate in all employee benefit plans and programs, such as group, term life insurance and group medical plans, which are made available to the Corporation’s full-time employees and for which Executive qualifies.

Executive shall accrue paid vacation benefits during the Employment Period initially at the rate of three weeks annually, in accordance with the vacation policies of the Corporation, and may take his accrued vacation at such time or times as are mutually convenient to the Corporation and Executive.

7. Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements to which Executive otherwise becomes entitled under this Agreement in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A:

(i) The amount of reimbursements to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.

(ii) Each reimbursement to which Executive becomes entitled shall be made by the Corporation as soon as administratively practicable following Executive’s submission of the Supporting Documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii) Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

8. Restrictive Covenants. During the Employment Period and for the entire period during which Executive is to receive salary continuation payments under either Part Three or Part Four of this Agreement, whether or not those salary continuation payments are delayed pursuant to Paragraph 18, Executive shall not:

(i) anywhere in the United States render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant, partner, officer, director or stockholder or in any other capacity; provided, however, that the Corporation acknowledges and agrees that Executive may make a passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;

(ii) contact, solicit or call upon any customer of the Corporation on behalf of any person or entity other than the Corporation for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performed by the Corporation; or

(iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Corporation.

For purposes of this Agreement, a Competing Business shall be limited to the following:

A. the following companies and their subsidiaries and affiliates: Automatic Data Processing, Ceridian Corporation, UnitedHealth Group, Aetna, Hewitt Associates, SHPS Inc., Bank of America, Citigroup, Fidelity Management and Research, First Data Corporation, Fiserv, M&I Bank, Bisys Group, and Total Systems,

B. any entity or other business enterprise with less than $200 million of annual revenue that provides administration of employee benefit programs or other outsourcing of human resources or benefits functions to clients and customers, and

C. any division or business unit of any entity or other business enterprise (no matter the size or the annual level of revenue of such entity, enterprise, division or unit) that provides administration of employee benefit programs or other outsourcing of human resources or benefits functions to clients and customers.

9. Termination of Employment. Executive’s employment pursuant to this Agreement is “at will” and may be terminated by either party in accordance with the following provisions:

A. Upon Executive’s death or Incapacity (for which no reasonable accommodation is available) during the Employment Period, the employment relationship created pursuant to this Agreement and the Employment Period shall immediately terminate.

B. The Corporation may terminate Executive’s employment under this Agreement at any time for any reason, by providing written notice of such termination to him. If such termination notice is given to Executive, the Corporation may, if it so desires, immediately relieve Executive of some or all of his duties.

C. Executive may terminate his employment under this Agreement at any time by giving the Corporation written notice of such termination.

D. The Corporation may at any time, upon written notice, discharge Executive from employment with the Corporation hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice.

10. Payments Due Upon Any Termination. Upon any termination of Executive’s employment during the Employment Period, the Corporation shall provide to Executive (or his estate): (i) any unpaid base salary earned under Paragraph 3 for services rendered through the date of termination and (ii) the dollar value of all accrued and unused vacation benefits based upon Executive’s most recent level of base salary. All vesting of Executive’s outstanding Options shall cease at the time of his termination of employment, and Executive (or his estate) shall not have more than the limited period of time specified in the applicable stock option agreement in which to exercise the Options following such termination of employment for any shares of Common Stock for which those Options are vested and exercisable at the time of such termination. In addition, in the event of termination under Section 9 A, Executive and/or his estate shall be entitled to receive the payments and other benefits provided under Part Three of this Agreement.

PART THREE - NORMAL SEVERANCE BENEFITS

11. Normal Severance Benefit Conditions. Should Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination at any time other than during the Change in Control Severance Period, then Executive shall become eligible to receive the severance benefits provided under this Part Three. Those benefits shall be in lieu of any other severance benefits for which Executive might otherwise be eligible by reason of his termination of employment under such circumstances.

Notwithstanding the foregoing, Executive’s entitlement to severance benefits under this Part Three shall be subject to the following requirements (collectively, the “Severance Benefit Conditions”):

A. In order to receive any severance benefits under this Part Three, but not less than an amount equal to two (2) month of salary continuation payments and at least two (2) months of reimbursed Coverage Costs under Paragraphs 13(a) and 13(b), Executive must comply with each of the following requirements:

(i) Executive shall, within sixty (60) days following such Involuntary Termination, execute and deliver to the Corporation a Severance & General Release Agreement, in substantially the form attached as Exhibit B hereto (the “Release”), which must become effective and irrevocable, in accordance with applicable law, no later than sixty (60) days following such Involuntary Termination (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance benefits under this Agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date of Involuntary Termination through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the Involuntary Termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which the Involuntary Termination occurs, then any severance payments under this Agreement that would be considered deferred compensation under Code Section 409A will be paid on, or in the case of installments, will not commence until, the 61st day after the date of the Involuntary Termination, or such later date as provided in Paragraph 18 of this Agreement.

The provisions of this Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. The Corporation and

Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(ii) Executive shall have complied with, and shall continue to comply with, all of Executive’s obligations under his Proprietary Information and Inventions Agreement with the Corporation (the “PIIA”).

B. In order to receive additional severance benefits under this Part Three in excess of two (2) months of salary continuation payments and two (2) months of reimbursed Coverage Costs (“Additional Severance Benefits”), Executive must comply with each of the additional requirements as follows:

(i) Executive must comply with all of Executive’s obligations under his PIIA that survive the termination of his employment with the Corporation.

(ii) Executive must comply with the restrictive covenants set forth in Paragraph 8 during each successive month for which he is to receive salary continuation payments, reimbursement of Coverage Costs and a tax gross up payment related to such reimbursed Coverage Costs under Paragraph 12.

In the event that Executive violates his PIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 8, Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any Additional Severance Benefits.

12. Normal Severance Benefits. Subject to the requirements of Paragraph 13, the severance benefits to which Executive may become entitled under this Part Three shall consist of the following:

A. Salary Continuation Payments. Executive shall be eligible to receive his base salary for up to a total period of twelve (12) months at the annualized rate in effect for him under Paragraph 3 at the time of his Involuntary Termination; provided, however, that if Executive voluntarily terminates employment within ninety (90) days following a material reduction of his base salary that constitutes an Involuntary Termination, then such salary continuation payments shall be based on the annualized rate of base salary in effect for Executive immediately prior to such reduction. The salary continuation payments shall be made at periodic intervals in accordance with the Corporation’s payroll practices for salaried employees, beginning with the first pay date within the sixty (60)-day period measured from the date of Executive’s Separation from Service due to such Involuntary Termination on which the requisite Release is effective. In no event shall the first such payment be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Paragraph 18 of this Agreement. The salary continuation payments to which Executive becomes entitled in accordance with this Paragraph 12(a) (or Paragraph 14(a), if applicable) shall be treated as a right to a series of separate payments for purposes of Section 409A, and each such payment that becomes due and payable during the period commencing with the date of Executive’s Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a “Short-Term Deferral Payment” and shall be paid during that period.

B. Health Care Coverage. Provided Executive and his spouse and eligible dependents elect to continue medical care coverage under the Corporation’s group health care plans pursuant to the applicable COBRA provisions, the Corporation shall reimburse Executive for the costs he incurs to obtain such continued coverage for himself, his spouse and his eligible dependents (collectively, the “Coverage Costs”) until the earliest to occur of (i) the expiration of the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs, (ii) the first date on which Executive and his spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Paragraph 8. In order to obtain reimbursement for his Coverage Costs, Executive must submit appropriate evidence to the Corporation of each periodic payment within sixty (60) days after the payment date, and the Corporation shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to Executive, the Corporation shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. Any additional health care coverage to which Executive and his spouse and dependents may be entitled under COBRA following the period of such Coverage Cost reimbursement under this Paragraph 12(b) shall be at Executive’s sole cost and expense.

C. Tax Gross-Up Payment. To the extent Executive becomes entitled to reimbursement of Coverage Costs under Paragraph 12(b) and such reimbursement constitutes taxable income to Executive, he shall be entitled to an additional cash payment in a dollar amount sufficient to cover the federal and state income tax liability attributable to such taxable income and the additional tax gross-up payment made hereunder. Unless a further deferral is required pursuant to Paragraph 18 of this Agreement, each such tax gross-up payment shall be paid to or on behalf of Executive within ten (10) business days after the federal and state income taxes to which it relates are remitted to the appropriate tax authorities. Executive’s entitlement to the foregoing tax gross-up payment shall correspond to the same degree to which he is entitled to the reimbursement of Coverage Costs under Paragraph 12(b) during the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs.

PART FOUR - CHANGE IN CONTROL PAYMENTS

This Part Four sets forth certain payments and benefits to which Executive may become entitled should ah Involuntary Termination of employment occur at any time during the Change in Control Severance Period.

13. Change in Control Severance Benefits Entitlement. Should Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then Executive shall become eligible to receive the Change in Control Severance Payments set forth in Paragraph 14, subject to the conditions set forth therein. The Change in Control Severance Payments provided under this Part Four shall be in lieu of any other severance benefits for which Executive might otherwise, by reason of the termination of his employment during the Change in Control Severance Period, be eligible under any other severance plan, program or arrangement of the Corporation, including Part Three of this Agreement.

14. Change in Control Severance Benefits. The Change in Control Severance Payments for which Executive may become eligible under this Part Four shall consist of the following payments and benefits:

A. Normal Severance Benefits. Subject to bis satisfaction of the same Severance Benefit Conditions set forth in Paragraph 11, Executive shall be eligible to receive the same level of salary continuation payments, Coverage Cost reimbursements and tax gross-up payments and at the same times as set forth in Paragraph 12.

B. Termination Bonus. In addition, should the Change in Control be consummated, then the Board may, in its sole discretion (but taking into account the time elapsed in the Corporation’s fiscal year in which Executive’s Involuntary Termination occurs and the performance of the Corporation during that portion of the fiscal year), authorize the payment to Executive of all or a portion of his annual bonus for the year of his Involuntary Termination (the “Termination Bonus”), and any such Termination Bonus to which Executive becomes entitled shall be paid on the first business day, within sixty (60) days following the later of (i) the date of Executive’s Separation from Service due to such Involuntary Termination or (ii) the effective date of the Change in Control, on which his required Release is effective. However, the benefits under this Paragraph 14(b), together with the benefits provided pursuant to Paragraphs 14(a) and 14(c), shall be subject to the benefit limitation provisions of Part Five of this Agreement, and in no event shall any Termination Bonus be paid unless the Change in Control transaction is in fact consummated. For purposes of Section 409A, the Termination Bonus (if any) shall be treated as a Short-Term Deferral Payment.

C. Regular Option Acceleration. To the extent the Regular Options are outstanding at the time of Executive’s Involuntary Termination within the Change in Control Severance Period, but are not otherwise vested and exercisable then the unvested portion of the Regular Options that would have otherwise vested and become exercisable had Executive completed an additional twenty-four (24) months of continued employment with the Corporation prior to the date of his Involuntary Termination (the “Accelerable Portion”) shall all immediately vest and become exercisable.

D. The Regular Options, as so accelerated, together with all other Options held by Executive that are vested and exercisable at the time of such Involuntary Termination, may be exercised for any or all of the underlying option shares as fully-vested shares. The Regular Options, as so accelerated, and all other vested options held by Executive shall remain outstanding until the earlier of (i) the expiration date of the maximum option term or (ii) the expiration of the limited period of time specified in the applicable stock option agreement for which the option is to remain exercisable following Executive’s termination of employment with the Corporation.

PART FIVE - LIMITATION ON BENEFITS

15. No Duplication of Benefits. In no event shall Executive be entitled to benefits and payments under both Parts Three and Four of this Agreement.

16. Benefit Limit. The benefit limitations of this Part Five shall be applicable in the event Executive receives any benefits under this Agreement that are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may become entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of his employment with the Corporation) under Code Section 4999.

Notwithstanding the foregoing, in determining whether the benefit limitation of this Paragraph 16 has been exceeded, a reasonable determination shall be made as to the value of the restrictive covenants to which Executive will be subject under Paragraph 8, and the amount of his potential parachute payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.

Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 16, then Executive’s salary continuation payments under Paragraph 12(a) or 14(a), as applicable, shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then any bonus amount to which Executive may become entitled under Paragraph 14(b) shall be reduced next, and finally the number of shares as to which the Options would otherwise vest on an accelerated basis in accordance with Paragraph

14(c) shall be reduced (based on the value of the parachute payment attributable to such option under Code Section 280G), to the extent necessary to eliminate such excess.

PART SIX - MISCELLANEOUS PROVISIONS

17. Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any other corporation or business controlled by, controlling or under common control with, the Corporation as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which Executive is provided with a right to reemployment with the Corporation by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and Executive is not provided with aright to reemployment by either statute or contract, then Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

18. Delayed Commencement of Payments and Benefits.

A. Notwithstanding any provision to the contrary in this Agreement (other than Paragraph 18.B. below), no payments, benefits or reimbursements to which Executive becomes entitled under Paragraph 12 or 14 of this Agreement (other than reimbursement of

Coverage Costs during the applicable period of COBRA coverage) shall be made or paid to Executive prior to the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation from Service or (ii) the date of Executive’s death, if (a) Executive is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A, (b) the stock of the Corporation or any successor entity is publicly traded on an established market and (c) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 18.A. shall be paid in a lump sum to Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

If Executive is, at any time during the twelve-month period ending on the last day of any calendar year, deemed to be a “key employee” within the meaning of that term under Code Section 416(i), then Executive shall be deemed to be a specified employee subject to the delayed payment provisions of this Paragraph 18.A. for the period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.

B. The six month holdback set forth in Paragraph 18.A. above shall not be applicable to (i) any salary continuation payments under Paragraph 12(a) or 14(a) that qualify as Short-Term Deferral Payments and (ii) any remaining portion of such payments paid after Executive’s Separation from Service to the extent (A) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) Executive’s annualized compensation (based on his annual rate of pay for the calendar year preceding the calendar year of his Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had his Separation from Service not occurred or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s Separation from Service occurs, and (B) such payments are to be made to Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.

19. No Entitlement to Benefits. In no event shall Executive be entitled to any benefits under Part Three or Part Four of this Agreement if his employment ceases by reason of a Termination for Cause or if he voluntarily resigns other than for a reason which qualifies as grounds for an Involuntary Termination.

20. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Corporation and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Corporation’s assets (whether or not such transaction constitutes a Change in Control), and (ii) Executive, the personal representative of his estate and his heirs and legatees.

21. Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Corporation:

Wage Works, Inc.

1100 Park Place, 4th Floor

San Mateo, CA 94403

Attn: Board of Directors

To Executive:

Joseph Jackson

c/o Wage Works, Inc.

1100 Park Place, 4th Floor

San Mateo, CA 94403

C. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

22. General Creditor Status. The benefits to which Executive may become entitled under Part Three or Part Four of this Agreement shall be paid, when due, from the Corporation’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Corporation and shall have no priority over the claims of other general creditors.

23. Governing Documents. This Agreement, together with (i) the stock option agreements evidencing Executive’s currently outstanding Options and any future Option grants and (ii) his PIIA, shall constitute the entire agreement and understanding of the Corporation and Executive with respect to the terms and conditions of Executive’s employment with the Corporation and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Corporation, including (without limitation) the Prior Agreement, relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Corporation. Any and all prior agreements, understandings or representations relating to Executive’s employment with the Corporation, other than (i) the stock option agreements evidencing Executive’s currently outstanding Options and (ii) his PIIA, are hereby terminated and cancelled in their entirety and are of no further force or effect.

24. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable and consistent with the intent of the Parties hereto. If such provision cannot be so amended without altering the intention of the parties, then such provision, including any consideration specifically tied to such provision, will be stricken and the remainder of this Agreement shall continue in full force and effect. It is the express intent of the Parties that should any of the Severance Benefit Conditions of Paragraph 11(b) be void or unenforceable as written herein then Executive shall not be entitled to any Additional Severance Benefits under Part Three or under Part Four (as the case may be), or to any Additional Monthly Option Vesting under Part Four.

25. Arbitration.

A. Each party agrees that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and Corporation expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Corporation or its termination.

B. Arbitration shall be held in San Mateo County, California and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules or anything in this Paragraph 25 conflict with applicable law, the arbitration procedures required by applicable law shall govern.

C. During the course of the arbitration, the Corporation will pay the arbitrator’s fee and any other type of expense or cost that Executive would not otherwise be required to bear if he were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Corporation and Executive shall each bear its or his own respective attorneys’ fees incurred in connection with the arbitration, and the arbitrator shall award reasonable attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to whether Executive or the Corporation is the prevailing party in the arbitration, the arbitrator will decide the issue.

D. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

26. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Employment Agreement as of the dates indicated below.

WAGEWORKS, INC.

By:	/s/ John W. Larson

Title:	Chairman of the Board

Dated:	, 2010

EXECUTIVE

/s/ Joseph L. Jackson

JOSEPH L. JACKSON

Dated: 11/19/10

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

FORM OF SEVERANCE & GENERAL RELEASE AGREEMENT

SEVERANCE & GENERAL RELEASE AGREEMENT

I,                                         , of behalf of myself, my heirs, administrators and representatives, enter into this Severance & General Release Agreement (“Release”) in exchange for the severance benefits under Part Three / Part Four of that certain Second Restated and Amended Employment Agreement between WageWorks, Inc. (the “Corporation”) and myself, dated                     , 2010 (the “Agreement”), following the [ DATE ] Involuntary Termination of my employment with the Corporation.

1. I represent that (i) I have received from the Corporation all wages earned by me and other amounts owed to me as a result of my employment with the Corporation through my Involuntary Termination; (ii) I have returned to the Corporation all items of property that the Corporation paid for and/or provided to me for my use during employment with the Corporation; and (iii) I have returned the Corporation all documents, materials and writings made or received by me during the course of my employment with the Corporation (including copies, excerpts and summaries, whether in paper or electronic form) except my personal copies of documents evidencing my hire, compensation, benefits and stock options, the Agreement, my Proprietary Information and Inventions Agreement with the Corporation (“PIIA”), and any documents I received from the Corporation as a stockholder of the Corporation.

2. I hereby waive, release and forever discharge the Corporation, its current and former officers, directors, agents, employees, stockholders, successors, assigns, parent, subsidiary and affiliated entities (collectively, “Releasees”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to any acts or omissions occurring on and prior to the date I sign this Release, including (without limitation) those arising from or relating to my hiring and employment with the Corporation and the termination of that employment (collectively, “Claims”), including (without limitation) Claims of wrongful discharge, infliction of emotional distress, defamation, fraud, breach of contractual obligations, violation of public policy, discrimination, harassment and retaliation in violation of applicable law, including under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), and all Claims for violation of any other applicable federal, state and/or local law.

(a) In furtherance of my intent to waive, release and forever discharge all Claims against the Releasees, including those that are presently “known and unknown, suspected and unsuspected, disclosed and undisclosed,” I also waive all rights and benefits conferred on me (if any) by Section 1542 of the California Civil Code and by any comparable provision of other applicable law. I understand that Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I understand that this means that, if I later discover facts different from or in addition to those that I know or believe to be true as of the date this Release becomes effective, that this Release shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

(b) The only exceptions to my waiver, release and discharge of this Paragraph 2 are any Claims I may have (i) for severance benefits under the Agreement; (ii) for benefits under a government-administered benefits program such as, but not limited to, unemployment insurance benefits; (iii) for workers’ compensation benefits under any of the Corporation’s workers’ compensation insurance policy or fund (and I represent that I have provided written report(s) to the Corporation’s General Counsel and/or Vice President of Human Resources of all work-related illnesses or injuries I have incurred during my employment with the Corporation); (iv) for any benefits vested under any written employee benefit plan sponsored by the Corporation and governed by ERISA; (v) arising from acts or omissions by any Releasees occurring after the date I sign this Release; and (v) which, under applicable law, are not waivable.

3. I understand that (i) I shall have twenty-one (21) days from the date of my Involuntary Termination during which to consider this Release, to consult with an attorney of my own choosing to help me decide whether to sign this Release (which consultation the Corporation advises me to obtain), and to sign this Release if I so choose; (ii) I have seven (7) days after the date I sign this Release during which I can revoke my signature agreement to this Release by providing written notice to the Corporation’s Vice President of Human Resources of my revocation; (iii) this Release will not become effective until the eighth day after I have signed this Release, provided that I have not timely revoked my signature agreement to this Release; and (iv) by signing and allowing this Release to become effective, I am forever waiving, releasing and discharging important rights, including my right to any Claims for damages or other personal relief under the ADEA.

4. I represent and warrant that (i) I have carefully read and understand the terms and conditions of the Agreement, my PIIA and this Release (collectively, “My Agreements”), (ii) I am not signing this Release in reliance on any promise or representation not contained in any of My Agreements; and (iii) I sign this Release knowingly, voluntarily and without coercion or duress.

Date:

Signature:

Print Name:

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